CEO TRANSITION AND RETIREMENT AGREEMENT

THIS CEO TRANSITION AND RETIREMENT AGREEMENT ("Agreement") is entered into as of November 22 2019 ("Execution Date") by Kenneth Karels ("Executive") and Great Western Bancorp, Inc., and Great Western Bank for and on behalf of themselves and their predecessors, successors, assigns, parents, subsidiaries, branches, affiliated entities and related entities (collectively, "Company"). Executive and Company are collectively referred to in this Agreement as the "Parties."

RECITALS

WHEREAS, Executive is currently employed as the President and Chief Executive Officer of the Company, pursuant to an Employment Letter dated as of December 15, 2017 (the "Employment Letter");

WHEREAS, Executive has announced his intent to retire from the Company effective October 2, 2020 (the "Retirement Date"), and the Company and Executive have agreed upon a smooth transition of Executive's employment with the Company, according to the terms and conditions of this Agreement;

WHEREAS, Executive shall transition to the employee role as Special Advisor from the role of President and Chief Executive Officer as of the earlier of (i) the transition date communicated by the Board in writing in advance to the Executive in connection with the commencement of a successor to serve as Chief Executive Officer of the Company ("Successor CEO") or (ii) the Retirement Date (such earlier date, the "Transition Date"); and

WHEREAS, the Company and Executive have agreed to a transition period through October 2, 2021, to provide for a smooth and orderly succession process.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained below, it is agreed as follows:

1. Incorporation of Recitals. The above recitals are incorporated herein, are true and correct, are ratified, and are an integral part of this Agreement.

2. Employment and Director Roles.

(a) **Employment**. From the Execution Date through immediately before the Transition Date, Executive shall continue to serve in the director and officer positions he currently holds, including without limitation as a member of the Company's Board and as President and Chief Executive Officer of the Company, and in such other officer or director positions of any subsidiary of the Company with the duties, responsibilities and authority consistent with those Executive had immediately prior to the Execution Date.

From the Transition Date through the Retirement Date, Executive shall continue to serve as an employee of the Company in the role as a Special Advisor and his duties and responsibilities will be limited to those requested by the Board, or by the Successor CEO, including without limitation (i) assisting with ongoing matters on which Executive worked during his tenure as President and Chief Executive Officer, (ii) playing a primary role in the Successor CEO's orientation, and (iii) effective implementation of the transition to the Successor CEO the Executive's prior responsibilities and of key Company information and relationships.

On or after the Transition Date, Executive agrees to resign from any officer or director positions held at the Company at the request of the Board to facilitate a smooth succession process, including to resign as a member of any or all Company Boards. Notwithstanding any request by the Board for Executive's

resignation from officer and director roles under this Agreement, Executive will continue to be an employee of the Company through the Retirement Date on the terms set forth in this Agreement.

(b) **Independent Contractor Role**. Commencing on October 3, 2020 and continuing until October 2, 2021, Executive shall serve as an independent contractor to the Company to provide such services as assigned by the Successor CEO. The Company and Executive shall enter into an independent contractor agreement upon customary terms and conditions, and which shall provide that Executive shall be paid an independent contractor fee in the amount of $75,000 per month, commencing October 3, 2020 thru October 2, 2021 (partial months to be prorated).

3. <u>Compensation, Benefits and Expenses</u>.

(a) **Compensation and Benefits**. During Executive's employment by the Company through the Retirement Date, Executive will continue to receive his base salary as of the Execution Date, will continue to be eligible (a) for the short term incentive (the "STI") compensation in respect of the Company's 2020 fiscal year as approved by the Compensation Committee of the Company on October 22, 2019, which will be paid at target, (b) for the long term incentive stock (the "LTI") awards in respect of the Company's 2020 fiscal year as approved by the Compensation Committee of the Company on October 22, 2019, and (c) to participate in all employee benefit plans and programs generally available to employees of the Company, to the extent that Executive meets the eligibility requirements for each individual plan or program. The STI and LTI (including all previously granted LTI), shall be payable and vest in accordance with Section 8.4 of the Employment Letter. Notwithstanding the foregoing, as of the Execution Date, the Compensation Committee of the Board will not grant Executive further cash incentive awards (meaning cash incentive awards in respect of Fiscal Year 2020 or thereafter), stock options, restricted stock, performance share awards, or other equity or incentive awards other than as approved on October 22, 2019.

(b) **External Office and Reimbursable Expenses**. On and after the Transition Date and through October 2, 2021, Executive will maintain an office in Sioux Falls South Dakota outside of the Company from which to perform his duties as Special Advisor, Executive Chair and/or independent contractor, as applicable, at Executives own cost and expense. Company shall reimburse Executive for any reasonable, documented business expenses incurred in performing such services in accordance with the Company's policies.

4. <u>Release</u>. The Company will not be required to make any payments to Executive after the Retirement Date other than "Accrued Compensation" as defined in Section 8.2(a) of the Employment Letter unless Executive executes and delivers to Company a Release in accordance with Section 8.6 of the Employment Letter.

5. <u>Cooperation</u>. At any time after the Retirement Date, upon reasonable request and notice from the Company, Executive will, without further consideration but at no expense to Executive (for purposes of clarity, meaning that Executive will be reimbursed for his reasonable out-of-pocket expenses approved in good faith by the Company in connection with his cooperation in the foregoing matters) (i) timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by Executive in his capacity for the Company) as may be necessary or appropriate to formalize and complete the Company's corporate records; provided, however, that nothing in this Section 5(b) will require Executive to take any action that he reasonably believes to be unlawful or unethical or to make any inaccurate statement of actual facts, and (ii) provide complete and truthful information to, and otherwise cooperate fully with, the Company and any of its legal counsel, agents, insurers and representatives in connection with any investigations, arbitrations, litigation, or other matters relating to the Company in which the Company determines that Executive may have relevant information. In addition, after the Retirement Date and at the Company's reasonable request

and upon reasonable notice, Executive will, from time to time, discuss and consult with the Company regarding business matters that he was directly and substantially involved with while employed by or otherwise providing services to the Company.

6. **Early Termination.** Executive's employment may be terminated prior to the Retirement Date by the Company only for Cause as defined in the Employment Letter or the Plan. If Executive's employment is terminated for Cause then the Company will pay to Executive only any annual base salary earned but not paid through the date of Executive's termination and any other benefits to which Executive is legally entitled as of such date under the terms and conditions of any benefit plans of the Company in which Executive is participating as of such date.

7. **No Other Benefits.** This Agreement is not intended to provide Executive with payments or benefits that are duplicative of or overlap with payments or benefits that will be paid or provided to Executive under other agreements between Executive and the Company.

8. **Records, Documents, and Property.** Executive acknowledges and represents that he will deliver to the Company on or before October 3, 2021 any and all Company records and any and all Company property in his possession or under his control, including without limitation, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, data, tables, calculations, digital media or files, and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company and all copies thereof, and keys, access cards, access codes, source codes, passwords, credit cards, personal computers, telephones, and other electronic equipment belonging to the Company. Executive acknowledges that this obligation to return Company property is a continuing obligation such that if he later discovers Company property in his possession or control he will promptly notify the Company and return such property, including deleting any copies from personal devices and accounts. Nothing in this Section 8 is intended to preclude Executive from removing his personal possessions located on the Company's premises or documents that are related solely to his compensation, benefits, rights, and other perquisites of being an officer and/or employee of the Company and/or its subsidiaries.

9. **Coordination with Employment Agreement.** The Employment Letter is hereby terminated and cancelled and will have no further force or effect except for the following Sections which are specifically incorporated into this Agreement: 4, 5, 6, 7, 8.1(a), 8.1(c), 8.1(d), 8.1(e), 8.2(a), 8.3, 8.4, 8.6, 8.7, 9, 10, 11, 12, 13, 14.2.

10. **Advice of Counsel.** Executive has been advised, and by this Agreement is again advised, to consider this Agreement carefully and to review it with legal counsel of Executive's choice. Executive understands the provisions of this Agreement and has been given the opportunity to seek independent legal advice before signing this Agreement, and he has done so.

11. **Governing Law; Jurisdiction and Venue.** All matters related to the interpretation, construction, application, validity and enforcement of this Agreement will be governed by the laws of the State of South Dakota without giving effect to any choice or conflict of law provision or rule, whether of the state of South Dakota or any other jurisdiction, that would otherwise cause the application of the laws of any jurisdiction other than the State of South Dakota. Executive and the Company consent to jurisdiction of the courts of the State of South Dakota and/or the federal district courts in South Dakota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement. Any action involving claims of a breach of this Agreement will be brought in such courts. Each party consents to personal jurisdiction over such party in the state and/or federal courts of South Dakota and hereby waives any defense of lack of personal jurisdiction or inconvenient forum. Venue, for the purpose of all such suits commenced in state court, will be in Minnehaha County, State of South Dakota.

12. **Miscellaneous.**

(a) **Entire Agreement.** This Agreement and any employee benefit plans sponsored by the Company in which Executive is a participant are intended to define the full extent of the legally enforceable undertakings of the Parties, and no promises or representations, written or oral, that are not set forth explicitly or incorporated in this Agreement, or any employee benefit plans sponsored by the Company in which Executive is a participant are intended by either party to be legally binding. All other agreements and understandings between Executive and the Company are hereby cancelled, terminated, and superseded.

(b) **Amendment.** This Agreement may be amended only by a writing that is signed by Executive and an authorized representative of the Company.

(c) **Binding Effect; Assignment.** This Agreement will inure to the benefit and be binding upon the Company, its successors and assigns, and will inure to the benefit and be binding upon Executive and Executive's heirs, distributes and personal representatives. The rights and obligations of the Company under this Agreement may be assigned to a successor without any further consent from Executive. Executive's rights and obligations under this Agreement may not be assigned to any other person or entity.

(d) **Knowing and Voluntary Signature.** Executive acknowledges that he has carefully read this Agreement (including its Exhibits) and that he is voluntarily agreeing to the terms of this Agreement.

(e) **Captions and Headings.** The captions and section headings used in this Agreement are for convenience of reference only, and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(f) **Multiple Counterparts.** This Agreement may be executed in counterparts, each of which will be deemed an original and all of which will constitute one instrument.

Dated: November 22, 2019

Kenneth Karels

Dated: November 22, 2019

Great Western Bancorp, Inc.,
and
Great Western Bank

By:
Thomas Henning
Title: Lead Independent Director